As filed with the Securities and Exchange Commission on

                                               Registration No. 333-13895
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                          POST EFFECTIVE AMENDMENT NO.1
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                       GLOBAL TELEMEDIA INTERNATIONAL, INC.
                (Exact name of issuer as specified in its charter)



                       Florida			                    	64-0708107
	           (State or other jurisdiction			        (I.R.S. Employer
         	of incorporation or organization)	   	  Identification No.)

          1121 Alderman Drive, Suite 200,	Alpharetta, Georgia			30202
             	(Address of principal executive offices)	       (Zip Code)



                CONSULTING CONTRACTS FOR CONSULTANTS AND ADVISORS
                             (Full title of the plan)

                               -------------------

                                 Roderick McClain
                         1121 Alderman Drive, Suite 200
                           Alpharetta, Georgia  30202
                                  (770) 667-6088
                     (Name and address of agent for service)

                                     Copy to:

                               Bruce Brashear, Esq.
                           920 North 8th Avenue, Suite A
                            Gainesville, Florida  32601
                                  (904) 336-0800

                                -------------------

Item 8.	Exhibits

Exhibit			                    Description

4(a)	     	Agreement between Dupont Holdings Limited and the Company dated
           July 31, 1996.

4(b)		     Agreement between Alphatronics, Inc. and the Company dated August
           5, 1996.

(5)		      Opinion of Bruce Brashear relating to the issuance of shares of
           Common Stock pursuant to the above agreement.

(24.1)    	Consent of Bruce Brashear included in the opinion filed as exhibit
           (5) hereto.

(24.2)	    Consent of Tauber & Balser, P.C.

(24.3)	    Consent of Kaufman, Rossin & Co., P.A.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta and the State of Georgia, on the 11th day of October, 1996.

                                    	GLOBAL TELEMEDIA INTERNATIONAL, INC.


                                  			By: /S/ Roderick A. McClain
                                     ------------------------------------
                                      			Roderick A. McClain
                                      			President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933,. as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature		                      Title			                   Date



/S/ Roderick A McClain      	President, Chief	          October 11, 1996
Roderick A. McClain	        	Executive Officer
                      		  			and Director


/S/ Herbert S. Perman       	Treasurer, Chief	           October 11, 1996
Herbert S. Perman		          Financial Officer,
					                        Principal Accounting
					                        Officer and Director


/S/ Geoffrey F. McClain     	Senior Vice 		              October 11, 1996
Geoffrey F. McClain		        President and
                        					Director

                             ********************

              EXHIBITS OF GLOBAL TELEMEDIA INTERNATIONAL, INC.

                                  FILED WITH

                        FORM S-8 REGISTRATION STATEMENT
                                FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION

                             *********************

                                 EXHIBIT INDEX

                      GLOBAL TELEMEDIA INTERNATIONAL, INC.

Exhibit
Number 			            Description

4(a)	        	Agreement between Dupont Holdings Limited and the Company dated
              July 31, 1996.

4(b)		        Agreement between Alphatronics, Inc. and the Company dated
              August 5, 1996.

(5)	         	Opinion of Bruce Brashear relating to the issuance of shares of
              Common Stock pursuant to the above agreement.

(24.1)	       Consent of Bruce Brashear included in the opinion filed as exhibit (5) hereto.

(24.2)	       Consents of independent certified public accountants.

                                 EXHIBIT 4(a)


                Agreement between Dupont Holdings Limited and
                       the Company dated July 31, 1996.

                                                           					July 31, 1996



Dupont Holdings Limited
Post Office Box 13209
Grand Caymens, British West Indies
Cayman Business Park


     Re:	Client Services and Consulting Agreement

Gentlemen:

Formalizing our earlier discussions, this is to acknowledge and confirm the terms of our consulting agreement as follows:

     1.	Appointment of Dupont Holdings Limited.  Global TeleMedia
International, Inc. (the "Company") hereby engages Dupont Holdings, Limited ("Dupont") and Dupont hereby agrees to render services to the Company as a financial public relations investor.

    	2.	Duties of Dupont

        (a)	Dupont shall act, generally, as financial public relations
counsel, essentially acting (i) as liaison between the Company and its stockholders, (ii) as advisor to the Company with respect to existing and potential market makers, broker-dealers, underwriters and investors as well as being the liaison between the Company and such persons, and (iii) as advisor to the Company with respect to communications and information (e.g., interviews, press releases, stockholder reports, etc.) as well as planning, designing, developing, organizing, writing and distributing such communications and information.

        (b)	Dupont shall also assist in establishing and advising the Company with respect to: stockholder meetings, interviews of Company officers by the financial media; and interviews of Company officers by analysts, market makers, broker-dealers and other members of the financial community.

        (c)	Dupont shall seek to make the Company, its management, its
products and services, and its financial situation and prospects, known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community as well as the financial media and the public generally.

        (d)	By of specific services, Dupont will:

           (i) Review and analyze all aspects of the Company's goals and make recommendations on feasibility and achievement of desired goals;

        			(ii)		  Review all of the general information and recent filings
        from the Company and oversee production of a corporate profile in brokerage style format to be approved by the Company prior to circulation;

        			(iii)		 Coordinate the necessary due diligence and obtain the
        required approvals necessary for those firms to participate.  Dupont will also interview and make determinations on any firms or brokers referred to it by the Company with regard to their participation;

        			(iv)		  Oversee the writing, designing and distribution of select
        broker mailings;

        			(v)		   Recommend all mediums best suited to best present the
        Company to the financial community and general public, including radio, television and print media; and

        			(vi)		  Assist the Company in the introduction and negotiations
        pertaining to any capital, debt or equity the Company may require.
        Such arrangement will be under separate agreement and for separate compensation.

     3.	Duties of the Company

        (a)	The Company shall supply Dupont, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising Dupont of any facts which would affect the accuracy of any prior data and information previously supplied to Dupont so that Dupont may take corrective action.

        (b)	The Company shall promptly supply Dupont with:  full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all stockholder reports and communications, whether or not prepared with Dupont's assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all products/services brochures, sales materials, etc.

        (c)	The Company shall promptly notify Dupont of the filing of any registration statement for the sale of securities and of any other event which imposes any restrictions on publicity.

        (d)	The company shall contemporaneously notify Dupont if any
information or data being supplied to Dupont has not been generally released or promulgated.

     	4.	Term.  The term of this Consulting Agreement shall be for a twelve
(12) month period commencing on the date hereof, and Dupont agrees for a period of at least four (4) months from the date hereof to commit a predominant amount of its time and that of its sole stockholder to the affairs of the Company as contemplated hereby.

     5.	Compensation.  As compensation for its services hereunder, Dupont shall receive Three hundred thousand (300,000) shares of GTMI stock.

    	6.	Expenses.  Dupont shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Dupont may incur in performing services under this Consulting Agreement.  Any expenses shall be approved in advance with the Company.

    	7.	Registration.  The Company agrees to provide Dupont with registration rights at the Company's cost and expense and include the Shares in a registration statement to be filed by the Company with the Securities and
Exchange Commission within the proximate future.

     8.	Confidentiality.  Dupont will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Dupont in the course of performing its services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications.) Any financial advise rendered by Dupont pursuant to this Consulting Agreement may not be disclosed publicly in any manner without prior written approval of the Company.

    	9.	Indemnification.  The Company agrees to indemnify and hold Dupont harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees [collectively the "Liabilities"]) joint and several, arising out of the performance of this Agreement, whether or not Dupont is a party to such dispute. This indemnity shall not apply, however, and Dupont shall indemnify and hold the Company, its affiliates, control persons, officers, directors, employees and agents harmless from and against all liabilities (i) arising in connection with any action, claim or judgment made or assessed against, Dupont, or any officer, director, shareholder, affiliate, employee or agent of Dupont, by any state or federal securities commission or authority (including, without limitation, the Securities and Exchange Commission and the National Association of Securities Dealers) with respect to the issuance or exercise of the issuance, transfer or registration of the Shares, or (ii) where a court of competent jurisdiction has made a final determination that Dupont has engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provisions of this Consulting Agreement shall apply, and the Company shall perform its obligations hereunder to reimburse Dupont for its expenses.) The provisions of this Paragraph 9 shall survive the termination and expiration of this Consulting Agreement.

    10.	Independent Contractor.  Dupont and the Company hereby acknowledge that Dupont is an independent contractor. Dupont shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of the Company.

    11. Miscellaneous. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

     Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                    				Very truly yours,

                                       	GLOBAL TELEMEDIA INTERNATIONAL, INC.



                                      		By: /S/ Roderick A. McClain
                                        -------------------------------------
                                      		Roderick A. McClain
                                      		President and Chief Executive Officer

ACCEPTED AND AGREED TO as
of the 2 day of August, 1996.

Dupont Holdings Limited

By: /S/  Trevor Lloyd
Name: Trevor Lloyud
Title:  President

                                 EXHIBIT 4(b)

                   Agreement between Alphatronics, Inc. and
                       the Company dated August 5, 1996.

                                                       August 5, 1996



Alphatronics, Inc.
75-2603552
1511 Preston Road
Suite 107-203
Dallas, Texas  75240

     Re:	Client Services and Consulting Agreement

Gentlemen:

Formalizing our earlier discussions, this is to acknowledge and confirm the terms of our consulting agreement as follows:

     1.	Appointment of Alphatronics.  Global TeleMedia International, Inc.
(the "Company") hereby engages Alphatronics, Inc. ("Alpha") and Alpha hereby agrees to render services to the Company as a financial public relations investor.

     2.	Duties of Alpha

        (a)	Alpha shall act, generally, as financial public relations counsel, essentially acting (i) as liaison between the Company and its stockholders,
(ii) as advisor to the Company with respect to existing and potential market makers, broker-dealers, underwriters and investors as well as being the liaison between the Company and such persons, and (iii) as advisor to the Company with respect to communications and information (e.g., interviews, press releases, stockholder reports, etc.) as well as planning, designing, developing, organizing, writing and distributing such communications and information.

        (b)	Alpha shall also assist in establishing and advising the Company with respect to: stockholder meetings, interviews of Company officers by the financial media; and interviews of Company officers by analysts, market makers, broker-dealers and other members of the financial community.

        (c)	Alpha shall seek to make the Company, its management, its products and services, and its financial situation and prospects, known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community as well as the financial media and the public generally.

        (d)	By of specific services, Alpha will:

           (i) Review and analyze all aspects of the Company's goals and make recommendations on feasibility and achievement of desired goals;

           (ii)		  Review all of the general information and recent filings
        from the Company and oversee production of a corporate profile in brokerage style format to be approved by the Company prior to circulation;

        			(iii)		 Coordinate the necessary due diligence and obtain the
        required approvals necessary for those firms to participate.  Alpha will also interview and make determinations on any firms or brokers referred to it by the Company with regard to their participation;

        			(iv)		  Oversee the writing, designing and distribution of select
        broker mailings;

        			(v)		   Recommend all mediums best suited to best present the
        Company to the financial community and general public, including radio, television and print media; and

        			(vi)		  Assist the Company in the introduction and negotiations
        pertaining to any capital, debt or equity the Company may require.
        Such arrangement will be under separate agreement and for separate compensation.

    	3.	Duties of the Company

        (a)	The Company shall supply Alpha, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising Alpha of any facts which would affect the accuracy of any prior data and information previously supplied to Alpha so that Alpha may take corrective action.

        (b)	The Company shall promptly supply Alpha with:  full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all stockholder reports and communications, whether or not prepared with Alpha's assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all products/services brochures, sales materials, etc.

        (c)	The Company shall promptly notify Alpha of the filing of any registration statement for the sale of securities and of any other event which imposes any restrictions on publicity.

        (d)	The company shall contemporaneously notify Alpha if any
information or data being supplied to Alpha has not been generally released or promulgated.

     4.	Term.  The term of this Consulting Agreement shall be for a twelve
(12) month period commencing on the date hereof, and Alpha agrees for a period of at least four (4) months from the date hereof to commit a predominant amount of its time and that of its sole stockholder to the affairs of the Company as contemplated hereby.

     5.	Compensation.  As compensation for its services hereunder, Alpha shall receive 150,000 shares of Common Stock (the "Shares) of the Company. Investment restrictions shall be noted against the Shares.

     6.	Expenses.  Alpha shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Alpha may incur in performing services under this Consulting Agreement. Any expenses shall be approved in advance with the Company.

     7.	Registration.  The Company agrees to provide Alpha with registration rights at the Company's cost and expense and include the Shares in a registration statement to be filed by the Company with the Securities and Exchange Commission within the proximate future.

     8.	Confidentiality.  Alpha will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Alpha in the course of performing its services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications.) Any financial advise rendered by Alpha pursuant to this Consulting Agreement may not be disclosed publicly in any manner without prior written approval of the Company.

     9.	Indemnification.  The Company agrees to indemnify and hold Alpha harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees [collectively the "Liabilities]) joint and several, arising out of the performance of this Agreement, whether or not Alpha is a party to such dispute. This indemnity shall not apply, however, and Alpha shall indemnify and hold the Company, its affiliates, control persons, officers, directors, employees and agents harmless from and against all liabilities (i) arising in connection with any action, claim or judgment made or assessed against, Alpha, or any officer, director, shareholder, affiliate, employee or agent of Alpha, by any state or federal securities commission or authority (including, without limitation, the Securities and Exchange Commission and the National Association of Securities Dealers) with respect to the issuance or exercise of the issuance, transfer or registration of the Shares, or (ii) where a court of competent jurisdiction has made a final determination that Alpha has engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provisions of this Consulting Agreement shall apply, and the Company shall perform its obligations hereunder to reimburse Alpha for its expenses.) The provisions of this Paragraph 9 shall survive the termination and expiration of this Consulting Agreement.

     10.	Independent Contractor.  Alpha and the Company hereby acknowledge that Alpha is an independent contractor. Alpha shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of the Company.

     11.	Miscellaneous.  This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

     Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                  		Very truly yours,

                                   	GLOBAL TELEMEDIA INTERNATIONAL, INC.



                                    	By: /S/ Roderick A. McClain
                                       	Roderick A. McClain
                                       	President and Chief Executive Officer

ACCEPTED AND AGREED TO as
of the 5th day of August, 1996.

Alphatronics, Inc.

By: /S/ John Potter
Name: John Potter
Title: President

                                 EXHIBIT 5


     Opinion of Bruce Brashear relating to the issuance of shares of Common Stock pursuant to the above agreement.

                                EXHIBIT 24.1


                          Consent of Bruce Brashear
              included in the opinion filed as exhibit (5) hereto

                            BRUCE BRASHEAR, ESQ.
                       Attorney and Counselor at Law
                       920 N.W. 8th Avenue, Suite A
                        Gainesville, Florida  32602




                               October 11, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

    	RE:	Post Effective Amendment No. 1 to
         Registration Statement on Form S-8
		       Global TeleMedia International, Inc.

Gentlemen:

    	I have acted as counsel for Global TeleMedia International, Inc. (the "Company") in connection with the proposed offering to the following consultants:

               Dupont Holdings Limited
               Alphatronics


of Four Hundred and Fifty Thousand (450,000) shares of the Company's Common Stock, $.004 par value (the "Common Stock"). In connection with the proposed offering and above-described registration statement, I havereviewed the following:

     1.	The Certificate of Incorporation and amendments thereto of the Company;

    	2.	The By-Laws and amendments thereto of the Company;

    	3.	The minute books of the Company; and

    	On the basis of such investigation and examination of such other records as I deemed necessary, I am of the opinion that:

    	(a)	the Company has been duly incorporated and is validly existing under the laws of the State of Florida; and

    	(b)	The 450,000 shares of Common Stock issuable to the consultants have been duly authorized and will be legally issued by the Company and will be fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit for the purpose of registering all or a portion of the Common Shares described in the Post Effective Amendment No. 1 to the Company's Registration Statement on Form S-8 under the relevant federal and state securities laws.



                            				Sincerely,


                            			/S/	Bruce Brashear, Esq.

                                EXHIBIT 24.2


                      Consent of Tauber & Balser, P.C.

                             TAUBER & BALSER, P.C.
                         Certified Public Accountants
                           3340 Peachtree Road, N.E.
                            Atlanta, Georgia  30326




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We consent to the incorporation in the Registration Statement on Form S-8, dated October 10, 1996, of Global TeleMedia International, Inc. of our report dated April 15, 1996, included in the 1995 Annual Report of Global TeleMedia International, Inc. on Form 10-KSB.


/S/ Tauber & Balser, P.C.
Tauber & Balser, P.C.
Atlanta, Georgia
October 10, 1996

                                 EXHIBIT 24.3


                     Consent of Kaufman, Rossin & Co., P.A.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation in the registration statement on Form S-8 dated October 10, 1996 of Global TeleMedia International, Inc. of our audit of the consolidated financial statements of Global TeleMedia International, Inc. (the "Company") included in the Company's 1995 Annual Report on form 10-KSB for the year ended December 31, 1994, which report is incorporated by reference herein.



                                              /S/ Kaufman, Rossin & Co., P.A.
                                              KAUFMAN, ROSSIN & CO., P.A.


Miami, Florida
October 10, 1996